UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2018

Group 1 Automotive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Gessner, Suite 500, Houston, Texas		77024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-647-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Form of Restricted Stock Agreement

Group 1 Automotive, Inc. (the “Company”) amended the Form of Restricted Stock Agreement with Qualified Retirement Provisions (the “Amended RSA”) pursuant to which the Company grants awards of restricted stock to its executive officers under the Company’s 2014 Long Term Incentive Plan to provide that in the event of a termination of employment due to Qualified Retirement (as defined in the Amended RSA), the employee will not vest in, and will forfeit, any shares of restricted stock granted to such employee within the six (6) months prior to the date such employee notifies the Company of his intent to terminate his employment due to Qualified Retirement or, if earlier, the date of such Qualified Retirement. The Amended RSA is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The description of the Amended RSA is a summary and is qualified in its entirety by the terms of the Amended RSA.

Amendment to Employment Agreement with Earl J. Hesterberg

On May 17, 2018, the Company entered into an Amendment to the Employment Agreement with Earl J. Hesterberg (the “Amendment”). The Amendment amends the prior Employment Agreement dated May 19, 2015 (the “Agreement”), and continues the employment relationship between Mr. Hesterberg and the Company.

The prior Agreement with Mr. Hesterberg was amended to make clear that, prospectively, grants of restricted stock made to Mr. Hesterberg will be subject to the terms of the Amended RSA such that any shares of restricted stock granted to Mr. Hesterberg within the six (6) months prior to the date he notifies the Company of his intent to retire, or, if earlier, the date of his retirement, will not receive the benefit of Qualified Retirement treatment under the Amended RSA and will instead be forfeited.

The Amendment also provides for, in lieu of automatic one (1)-year renewal terms, following expiration of the current employment term under the Agreement on May 19, 2019, a continuous agreement that may be terminated by either the Company or Mr. Hesterberg upon six (6) months’ written notice.

The Amendment is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference. The description of the Amendment is a summary and is qualified in its entirety by the terms of the Amendment.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2018 Annual Meeting of the Stockholders of the Company was held on May 17, 2018 (the “Annual Meeting”). At the Annual Meeting, the stockholders voted on the following three proposals and cast their votes as set forth below.

Proposal 1

The nine director nominees named in the Company’s proxy statement were elected as directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified, based upon the following votes:

Nominee	For	Withheld
John L. Adams	18,342,653	292,196
Carin M. Barth	18,415,857	218,992
Earl J. Hesterberg	18,536,945	97,904
Lincoln Pereira	18,536,132	98,717
Stephen D. Quinn	18,317,088	317,761
J. Terry Strange	18,338,510	296,339
Charles L. Szews	18,222,780	412,069
Max P. Watson, Jr.	18,144,146	490,703
MaryAnn Wright	18,528,007	106,842

Proposal 2

The compensation of the Company’s Named Executive Officers was approved, on a non-binding advisory basis, based upon the following votes:

For	Against	Abstain	Broker Non-Votes
17,912,732	705,092	17,025	952,304

Proposal 3

The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 was approved based upon the following votes:

For	Against	Abstain
19,437,578	145,264	4,311

Item 8.01 Other Events.

On May 16, 2018, the Company announced that its Board of Directors increased the Company’s common stock share repurchase authorization by $100.00 million to $125.7 million. Purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or in privately negotiated transactions.

In addition, the Company announced that its Board of Directors approved a cash dividend of $0.26 per share for the first quarter of 2018, payable on June 15, 2018 to stockholders of record on June 1, 2018.

A copy of the press release announcing the share repurchase and cash dividend is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

10.1	Form of Restricted Stock Agreement with Qualified Retirement Provisions

10.2	Amendment to Employment Agreement dated effective as of May 17, 2018 between Group 1 Automotive, Inc. and Earl J. Hesterberg

99.1 Press release of Group 1 Automotive, Inc. dated as of May 16, 2018

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Exhibit Index

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement with Qualified Retirement Provisions
10.2	Amendment to Employment Agreement dated effective as of May 17, 2018 between Group 1 Automotive, Inc. and Earl J. Hesterberg
99.1	Press Release of Group 1 Automotive, Inc. dated as of May 16, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

May 22, 2018	By:	/s/ Darryl M. Burman

Name: Darryl M. Burman
Title: Sr. Vice President

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